As filed with the Securities and Exchange Commission on June 4, 2021.

Registration No. 333-255383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATAI Life Sciences B.V.*

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ATAI Life Sciences B.V.

c/o Mindspace

Krausenstraße 9-10

10117 Berlin, Germany

+49 89 2153 9035

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ATAI Life Sciences US Inc.

180 Varick Street

New York, New York 10014

+1 929 207 2670

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nathan Ajiashvili Ian D. Schuman Oliver Seiler Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 +1 212 906 1200	Thomas Schubert Bram Bloemers Dentons Europe LLP Gustav Mahlerplein 2 Amsterdam 1082 MA The Netherlands +31 20 795 3953	Richard D. Truesdell, Jr. Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 +1 212 450 4000	Paul van der Bijl NautaDutilh N.V. Beethovenstraat 400 1082 PR Amsterdam The Netherlands +31 20 717 1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(*) We intend to convert the legal form of our company under Dutch law from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company (naamloze vennootschap) and to change our name from ATAI Life Sciences B.V. to ATAI Life Sciences N.V. prior to the closing of this offering.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to the Registration Statement on Form S-1 is to amend the exhibit index and to submit Exhibits 10.10, 10.26 and 21.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the filed exhibits. No changes are being made to the prospectus and, therefore, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses	Amount
SEC registration fee	$10,910
FINRA filing fee	$15,500
Nasdaq listing fee	*
Transfer agent’s fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous costs	*

Total	*

*	To be filed by amendment.

All amounts in the table are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee. We will pay all of the expenses of this offering.

Item 14. Indemnification of Directors and Officers.

Under Dutch law, our managing directors and our supervisory directors may be held liable by the registrant for damages in the event of improper or negligent performance of their duties (onbehoorlijk bestuur). They may be jointly and severally liable for damages to our company and to third parties for the infringement of our articles of association or certain provisions of Dutch law. In addition, our managing directors and our supervisory directors may be held liable by third parties on the basis of certain provisions of Dutch Law and general principles of tort law. In certain circumstances, they may also incur additional specific criminal liabilities.

The liability of our managing directors and our supervisory directors and other key employees will be covered by a directors’ and officers’ liability insurance policy. This policy will contain customary limitations and exclusions, such as willful misconduct or intentional recklessness (opzet of bewuste roekeloosheid).

Our current and former managing directors and our supervisory directors (and such other current or former officer or employee as designated by the management board) have the benefit of the following indemnification provisions in our articles of association:

Indemnified persons shall be reimbursed for:

(a)	any financial losses or damages incurred by such indemnified person; and

(b)

any expense reasonably paid or incurred by such indemnified person in connection with any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative or other nature, formal or informal, in which he becomes involved, in each case to the extent this relates to his current or former position with us and/or a group company and in each case to the extent permitted by applicable law.

No indemnification shall be given to an indemnified person:

(a)

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions, which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

(b)

to the extent that his financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

(c)

in relation to proceedings brought by such indemnified person against us, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and us, which has been approved by the management board or pursuant to insurance taken out by us for the benefit of such indemnified person;

(d)	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the our prior consent.

Under our articles of association, our management board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued securities that were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act.

In June 2018, we issued 30,000,000 shares of ATAI Life Sciences AG for an aggregate principal amount of €3,000,000. This capital increase was registered in July 2018.

In October 2018, we issued 12,000,000 Series A shares of ATAI Life Sciences AG for an aggregate principal amount of €21,600,000. This capital increase was registered in October 2018.

Between November 2018 and October 2020, we issued 1,000,000 convertible notes at a purchase price of €1.00 per share, with an exercise price of €17.00 per share, for an aggregate subscription price of €1,000,000 and aggregate proceeds upon exercise of €17,000,000.

In January 2019, we issued 4,193,320 shares of ATAI Life Sciences AG for an aggregate principal amount of €3,727,612. This capital increase was registered in January 2019.

In April 2019, we issued 10,000,000 Series B shares of ATAI Life Sciences AG for an aggregate purchase price of €38,000,000. This capital increase was registered in April 2019.

In January 2020, we issued convertible notes that converted into 2,186,720 Series C shares of ATAI Life Sciences AG for an aggregate principal amount of €10,263,000.

In August 2020, we issued convertible notes that converted into 3,296,440 Series C shares of ATAI Life Sciences AG for an aggregate principal amount of €16,703,000.

In November 2020, we issued 10,666,670 Series C shares of ATAI Life Sciences AG for an aggregate purchase price of €80,000,02.

In January 2021, pursuant to an additional closing under our Series C financing, we issued an additional 1,333,330 Series C shares of ATAI Life Sciences AG for an aggregate purchase price of €9,999,975.

In March 2021, we issued 8,387,100 Series D shares of ATAI Life Sciences AG for an aggregate purchase price of €30,000,050.

In April 2021, in connection with the corporate reorganization, we issued an aggregate of 85,981,110 common shares of ATAI Life Sciences B.V. to the shareholders of ATAI Life Sciences AG, which included accredited investors, director nominees and employees.

Since January 1, 2018, we have issued an aggregate of 200,000 common shares pursuant to the exercise of share options by our executive officers, directors and employees. These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S.

Since August 2020, we have granted our executive officers, directors and employees and consultants options to purchase an aggregate of 12,518,740 common shares, at a weighted average exercise price of $5.12 per share under our 2020 Equity Incentive Plan. As of the date hereof, 11,578,760 of such options remain outstanding.

Since August 2020, we have granted selected executive officers, directors and employees options to purchase an aggregate of 4,550,860 common shares, at a weighted average exercise price of €8.72 or $10.63 per share under our Hurdle Share Options Program. As of the date hereof, 4,550,860 of such options remain outstanding.

These issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

3.1*	Form of Articles of Association of ATAI Life Sciences N.V. (translated into English), as they will be in effect immediately following the completion of the corporate reorganization

3.2*	Form of internal rules of the management board of ATAI Life Sciences N.V., as they will be in effect prior to the closing of the offering

3.3*	Form of internal rules of the supervisory board of ATAI Life Sciences N.V., as they will be in effect prior to the closing of the offering

3.4*	Form of Share Issue Deed

5.1*	Opinion of Dentons Europe LLP, Dutch counsel of ATAI Life Sciences N.V., as to the validity of the common shares

8.1*	Opinion of Dentons Europe LLP, Dutch counsel of ATAI Life Sciences N.V., as to Dutch tax matters

8.2*	Opinion of Dentons Europe LLP, German counsel of ATAI Life Sciences N.V., as to German tax matters

10.1*#	Service Agreement, dated June 5, 2019, between the Registrant and Florian Brand, as amended by agreement dated , 2021

10.2*#	Amended and Restated Employment Agreement, dated , 2021, between ATAI Life Sciences US, Inc. and Greg Weaver

10.3*#	Amended and Restated Employment Agreement, dated , 2021, between ATAI Life Sciences US, Inc. and Srinivas Rao

10.4*#	Form of Indemnification Agreement between ATAI Life Sciences N.V. and members of the Supervisory Board or Management Board

10.5*#	2021 Incentive Award Plan, as it will be in effect upon the effectiveness of the registration statement

10.6†**	Stock Purchase Agreement, dated as of November 5, 2018, by and between ATAI US 2, Inc. and Jonathan Sporn

10.7†**	License Agreement, dated as of August 14, 2017, between National University Corporation Chiba University and Perception Neurosciences, Inc., as amended by Amendment No. 1, dated as of August 7, 2018, the Second Amendment, dated as of March 17, 2020, and Amendment No. 3, dated as of March 5, 2021

10.8†**	Stock Purchase Agreement, dated as of June 8, 2020, between The Trustees of Columbia University in the City of New York and Kures, Inc.

10.9†**	Exclusive License Agreement, dated as of June 8, 2020, between The Trustees of Columbia University in the City of New York and Kures, Inc.

10.10†	Preferred Stock Purchase Agreement, dated as of August 29, 2019, between GABA Therapeutics, Inc. and ATAI Life Sciences AG, as amended by the Omnibus Amendment, dated as of October 30, 2020

10.11†**	Preferred Stock Purchase Agreement, dated as of December 23, 2019, among Neuronasal, Inc. and ATAI Life Sciences AG

10.12†**	Series A Preferred Stock Purchase Agreement, dated as of December 27, 2019, among DemeRx IB, Inc., ATAI Life Sciences AG and DemeRx, Inc.

10.13†**	Series A Preferred Stock Purchase Agreement, dated as of November 6, 2020, between FSV7, Inc. and ATAI Life Sciences AG

10.14†**	Amended and Restated License Agreement, dated as of February 21, 2020, between Allergan Sales, LLC and FSV7, LLC

Exhibit No.	Description

10.15†**	Consultancy Agreement, dated as of January 16, 2021, between ATAI Life Sciences AG and Christian Angermayer

10.16†**	License and Collaboration Agreement, dated as of March 11, 2021, between Perception Neuroscience, Inc. and Otsuka Pharmaceutical Co., Ltd.

10.17*	Form of Option Award Agreement under 2021 Incentive Award Plan

10.18*	Form of Restricted Stock Award Agreement under 2021 Incentive Award Plan

10.19*	Form of Restricted Stock Unit Agreement under 2021 Incentive Award Plan

10.20*	2020 Employee, Director and Consultant Equity Incentive Plan

10.21*	Form of Stock Option Agreement under 2020 Employee, Director and Consultant Equity Incentive Plan

10.22*	Partnership Agreement of ATAI Life Sciences HSOP GbR, dated August 21, 2020

10.23*	Remuneration Policy for the Board of Supervisory Directors of ATAI Life Sciences N.V.

10.24*	Remuneration Policy for the Board of Managing Directors of ATAI Life Sciences N.V.

10.25*	Amended and Restated Employment Agreement, dated , 2021 between Rolando Gutiérrez Esteinou and ATAI life Sciences US, Inc.

10.26	Amendment to Preferred Stock Purchase Agreement, dated as of May 15, 2021 by and among ATAI Life Sciences AG, GABA Therapeutics, LLC and GABA Therapeutics, Inc.

21.1	List of subsidiaries of the Registrant

23.1**	Consent of Deloitte & Touche LLP, an independent registered public accounting firm

23.2**	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.3*	Consent of Dentons Europe LLP (included in Exhibits 5.1 and 8.1)

24.1**	Power of Attorney (included in signature page to Registration Statement)

99.1**	Consent of Michael Auerbach to be named as Director Nominee

99.2**	Consent of Jason Camm to be named as Director Nominee

99.3**	Consent of Alexis de Rosnay to be named as Director Nominee

99.4**	Consent of Andrea Heslin Smiley to be named as Director Nominee

99.5**	Consent of Amir Kalali to be named as Director Nominee

99.6**	Consent of Sabrina Martucci Johnson to be named as Director Nominee

99.7**	Consent of Christian Angermayer to be named as Director Nominee

*	To be filed by amendment.
**	Previously filed.
#	Management contracts and compensatory plans or arrangements.
†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berlin, Germany on June 4, 2021.

ATAI LIFE SCIENCES B.V.

By:	/s/ Florian Brand
Name:	Florian Brand
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 4, 2021 in the capacities indicated:

Name	Title

/s/ Florian Brand Florian Brand	Chief Executive Officer and Managing Director (Principal Executive Officer)

/s/ Greg Weaver Greg Weaver	Chief Financial Officer and Managing Director (Principal Financial Officer and Principal Accounting Officer)